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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRANSACTION SYSTEMS ARCHITECTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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TRANSACTION SYSTEMS ARCHITECTS, INC.

January 24, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders that will be held on Thursday, February 27, 2003, at 10:00 a.m. local time, at the offices of Transaction Systems Architects, Inc. (the "Company") located at 230 South 108th Avenue, Omaha, Nebraska.

        At this year's Annual Meeting, the agenda includes the annual election of Directors. The Board of Directors recommends that you vote FOR the election of the Director nominees. Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.

        Please use this opportunity to take part in the affairs of the Company. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope, or vote via the Internet or telephone.

        On behalf of the Board of Directors, we appreciate your continued interest in the Company.

Sincerely,

Harlan F. Seymour
Chairman of the Board of Directors

TRANSACTION SYSTEMS ARCHITECTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on February 27, 2003

        The Annual Meeting of Stockholders of Transaction Systems Architects, Inc. (the "Company") will be held on Thursday, February 27, 2003, at 10:00 a.m. local time, at the offices of the Company located at 230 South 108th Avenue, Omaha, Nebraska, for the following purposes:

  1.
  To elect five Directors to hold office until the next Annual Meeting of Stockholders; and

  2.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        The Board of Directors has fixed the close of business on January 15, 2003, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting. Each share of the Company's Class A Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

        ALL HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE OR VOTE VIA THE INTERNET OR TELEPHONE. FOR FURTHER DETAILS, SEE "PROXY SOLICITATION" IN THE PROXY STATEMENT.

By Order of the Board of Directors,

David P. Stokes
Secretary

January 24, 2003

TRANSACTION SYSTEMS ARCHITECTS, INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
to be held on February 27, 2003

        This Proxy Statement is being furnished in connection with the solicitation by and on behalf of the Board of Directors of Transaction Systems Architects, Inc. (the "Company" or "TSA") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, February 27, 2003, at 10:00 a.m. local time, at the offices of the Company located at 230 South 108th Avenue, Omaha, Nebraska, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders, including the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 ("fiscal 2002"), which includes the Company's financial statements as of and for fiscal 2002, accompanies this Proxy Statement. Stockholders may obtain a copy of the Company's Annual Report on Form 10-K and a list of the exhibits thereto without charge by written request delivered to Investor Relations, 224 South 108th Avenue, Omaha, Nebraska 68154. Beginning on or about January 24, 2003, this Proxy Statement and the accompanying proxy card are being mailed to holders of the Company's Class A Common Stock.

Proxy Solicitation

        The shares of the Company's Class A Common Stock, $.005 par value per share ("Common Stock"), represented by the proxies received pursuant to this solicitation and not timely revoked will be voted at the Annual Meeting. A holder of Common Stock ("Common Stockholder") who has given a proxy may revoke it prior to its exercise by either giving written notice of revocation to the Secretary of the Company or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not itself revoke a proxy; however, any Common Stockholder who attends the Annual Meeting may revoke a previously submitted proxy by voting in person. Subject to any such revocation, all Common Stock represented by properly executed proxies will be voted in accordance with the specifications on the proxy. If no such specifications are made, proxies will be voted FOR Proposal 1, the election of the five nominees for Director listed in this Proxy Statement and, as to any other matter that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the same. Proposal 1 may be referred to in this Proxy Statement as the "Proposal."

        Common Stockholders whose shares of Common Stock are registered directly with the Company's transfer agent, Wells Fargo Bank Minnesota, National Association, may vote via the Internet or telephone. Such Common Stockholders should refer to the enclosed proxy card for instructions on voting via the Internet or telephone. The Internet voting facilities for Common Stockholders of record will close at 12:00 p.m. CST (Omaha time) on February 26, 2003, and the telephone voting facilities for Common Stockholders of record will close at 11:00 a.m. CST (Omaha time) on February 26, 2003. Common Stockholders whose shares are registered in the name of a broker or bank should refer to the information forwarded by the broker or bank to determine if Internet or telephone voting is available to them.

        The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby, and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms, and nominees. The Company has retained Wells Fargo Bank Minnesota, National Association, to assist in the solicitation of proxies at a cost of approximately $20,000, plus normal out-of-pocket expenses. The Company has also retained D.F. King & Co., Inc. to perform proxy solicitation services on its behalf at a cost of $5,000, plus normal out-of-pocket expenses.

Outstanding Shares and Voting Rights

        Only Common Stockholders of record at the close of business on January 15, 2003 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 35,445,129 shares of Common Stock issued and outstanding, excluding 1,476,145 shares of Common Stock held as treasury stock by the Company. The shares of Common Stock held as treasury stock are not entitled to be voted. Each Common Stockholder is entitled to one vote per share of Common Stock held for the election of Directors and on all other matters to be voted on by the Company's stockholders. Common Stockholders may not cumulate their votes in the election of Directors. Unless the context requires otherwise, all references to "shares" in this Proxy Statement include all shares of Common Stock entitled to vote at the Annual Meeting.

        The presence in person or by proxy at the Annual Meeting of the holders of a majority of the issued and outstanding shares shall constitute a quorum. Abstentions and "broker non-votes" are counted for the purpose of determining the presence of a quorum. "Broker non-votes" are shares represented at the Annual Meeting and held by brokers or nominees as to which (1) instructions to vote have not been received from the beneficial owners and (2) the broker nominee does not have discretionary voting power on a particular matter.

        Election of a Director requires the affirmative vote of the holders of a plurality of the shares present in person, or represented by proxy, at a meeting at which a quorum is present. The five persons receiving the greatest number of votes at the Annual Meeting shall be elected as Directors. Since only affirmative votes count for this purpose, abstentions and broker non-votes will not affect the outcome.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Board of Directors currently consists of six members. The Board of Directors has nominated the following five persons, each of whom is currently serving as a Director, for election as Directors to serve until the 2004 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. The Company expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

Nominees

        Harlan F. Seymour.    Mr. Seymour has been a Director since May 2002, and has served as Chairman of the Company's Board of Directors since September 2002. Mr. Seymour is presently the sole owner of HFS, L.L.C., a privately-held investment firm. From June 2000 to March 2001, Mr. Seymour served as Executive Vice President of Envoy Corporation, which provides electronic processing services, primarily to the health care industry, and which became a wholly-owned subsidiary of Quintiles Transnational Corp. (NASDAQ: QTRN) in March 1999. From March 1999 to June 2000, Mr. Seymour served as an independent consultant to Envoy Corporation. From July 1997 to March 1999, Mr. Seymour served as a Senior Vice President of Envoy Corporation. Mr. Seymour was a member of Envoy's Board of Directors from May 1997 to March 2001. Mr. Seymour is 52 years old.

        Frank R. Sanchez.    Mr. Sanchez has been a Director since May 2002. Since April 1999, Mr. Sanchez has served as the Chief Executive Officer of Sanchez Computer Associates, Inc. (NASDAQ: SCAI), a developer and seller of banking software. From 1994 to 1999, Mr. Sanchez served as President and Chief Operating Officer of Sanchez Computer Associates, Inc. Mr. Sanchez is 46 years old.

        Jim D. Kever.    Mr. Kever has been a Director of the Company since November 1996. Mr. Kever is a member of Voyent Partners, L.L.C., a privately-held investment firm. Mr. Kever is a Director of (1) Luminex Corporation (NASDAQ: LMNX), a biological test manufacturer, (2) 3D Systems Corporation (NASDAQ: TDSC), an imaging system manufacturer, and (3) Tyson Foods, Inc. (NYSE: TSN), which produces, distributes and markets beef, chicken, pork and prepared foods. Mr. Kever has held various positions with Envoy Corporation, which provides electronic processing services, primarily to the health care industry, and became a wholly-owned subsidiary of Quintiles Transnational Corp. (NASDAQ: QTRN) in March 1999. From June 1995 until May 2001, he served as Envoy's President and Chief Executive Officer. Mr. Kever, a certified public accountant, is 50 years old.

        Roger K. Alexander.    Mr. Alexander has been a Director of the Company since February 2000. From October 2002 to present, Mr. Alexander served as the Chief Executive Officer of Switch Card Services, a privately-held debit card service-company based in the United Kingdom. From January 2000 to October 2002, Mr. Alexander was a partner in the London office of Edgar, Dunn & Company, a management-consulting firm based in San Francisco. From 1994 through 1999, Mr. Alexander was Managing Director of Barclays Bank Emerging Markets Group, a division of Barclays Bank plc, based in London, England. Mr. Alexander is 54 years old.

        Gregory D. Derkacht.    Mr. Derkacht has been a Director of the Company since December 2001 and the President and Chief Executive Officer of the Company since January 2002. Mr. Derkacht is currently a Director of Praxid, a privately-held provider of enterprise-resource-planning software. Mr. Derkacht served as President of e-PROFILE, a wholly-owned subsidiary of Sanchez Computer Associates, Inc. (NASDAQ: SCAI), from January 2000 to February 2001. e-PROFILE provided operations and technology solutions to financial services companies. From August 1999 until January 2000, Mr. Derkacht served as President of Credit Union Systems Division, a division of Fiserv, Incorporated (NASDAQ: FISV), which provides information management technology to the financial industry. Mr. Derkacht served as Chief Executive Officer of Envision Financial Technologies, a privately-held company providing software services to the financial industry, from July 1997 until August 1999, when Envision was acquired by Fiserv. Mr. Derkacht served as President and Chief Executive Officer of Users, Incorporated, a wholly-owned subsidiary of Envision Financial Technologies and a software supplier, from June 1994 to June 1998. Mr. Derkacht is 55 years old.

Information Regarding the Board, its Committees, and Director Compensation

        During fiscal 2002, there were five meetings of the Board of Directors. Each incumbent Director who was a member of the Board of Directors during fiscal 2002 attended all meetings which were held subsequent to his appointment to the Company's Board of Directors. The Board has an Audit Committee and a Compensation Committee. Because of the relatively small size of the Board, it has determined that there is no need for a separate nominating committee.

        Since January 1, 2002, each non-employee Director receives a $5,000 quarterly fee, $1,000 for each Board meeting attended in person and $500 for each Board meeting attended by telephone. In addition, each member of the Audit Committee and Compensation Committee is paid $500 per Committee meeting attended. Prior to January 1, 2002, each non-employee Director was paid a quarterly fee of $3,125, except that Larry G. Fendley, who is currently a member of the Board of Directors and has not been nominated for re-election, was paid the quarterly Director fee of $3,125 while serving in the capacity of either Interim Chief Executive Officer or Interim Chief Operating Officer. All Directors are reimbursed for expenses incurred in connection with attendance at Board of Director and Committee meetings.

        The Transaction Systems Architects, Inc. 1996 Stock Option Plan ("1996 Stock Option Plan") authorizes the Company to grant stock options for an aggregate of 108,000 shares of Common Stock to non-employee Directors. The stock options granted to members of the Company's Board of Directors under the 1996 Stock Option Plan vest 20% annually upon each anniversary of the grant date. Upon their respective appointments to the Board of Directors, each of Messrs. Kever, Fendley, and Alexander were granted stock options for 20,000 shares of Common Stock under the 1996 Stock Option Plan at an exercise price equal to the market price of the Common Stock on the date of grant. In November 1997, 1998, and 1999, each of Messrs. Kever and Fendley were granted stock options for 4,000 shares of Common Stock at an exercise price per share equal to the market price of the Common Stock on the date of grant. In November 2000, Mr. Kever was granted a stock option for 4,000 shares of Common Stock at an exercise price per share equal to the market price of the Common Stock on the date of grant.

        On May 5, 2000, the Company's Board of Directors approved the Transaction Systems Architects, Inc. 2000 Non-Employee Director Stock Option Plan under which options to purchase a total of 25,000 shares of Common Stock are authorized. All stock options granted under the Company's 2000 Non-Employee Director Stock Option Plan vest 33 1/3% annually upon each anniversary of the grant date. In May 2000, each of Messrs. Kever, Fendley and Alexander were granted a stock option to purchase 6,250 shares of Common Stock at an exercise price per share equal to the market price of the Common Stock on the date of grant.

        On February 22, 2002, the Company's Stockholders approved the Transaction Systems Architects, Inc. 2002 Non-Employee Director Stock Option Plan under which options to purchase 250,000 shares of Common Stock are authorized. The Company's 2002 Non-Employee Director Stock Option Plan generally provides that each member of the Company's Board of Directors shall receive an option to purchase 20,000 shares of Common Stock upon first becoming a member of the Company's Board of Directors. In addition, at the conclusion of each Annual Meeting, each duly elected Director shall be granted an option to purchase 4,000 shares. All stock options granted under the Company's 2002 Non-Employee Director Stock Option Plan are issued with an exercise price equal to the market value of the Company's Common Stock on the date of grant and vest 33 1/3% annually upon each anniversary of the grant date. Pursuant to the Company's 2002 Non-Employee Director Stock Option Plan, Mr. Alexander was granted a stock option on March 4, 2002, to purchase 16,000 shares of Common Stock. Messrs. Sanchez and Seymour were each granted a stock option to purchase 20,000 shares of Common Stock on May 8, 2002, the date on which each became a Director.

        Pursuant to the Company's Stock Option Exchange Offer discussed below, Mr. Alexander tendered for cancellation an option to purchase 20,000 shares of Common Stock previously issued under the Company's 1996 Stock Option Plan at an exercise price of $25.938 per share; a replacement stock option was granted to Mr. Alexander from the same option plan and for the same number of shares on March 4, 2002 at an exercise price per share of $10.04. Pursuant to the Stock Option Exchange Offer, Mr. Kever tendered for cancellation stock options to purchase 20,000, 4,000, 4,000 and 4,000 shares of Common Stock previously issued under the Company's 1996 Stock Option Plan at exercise prices per share of $33.25, $39.125, $31.9375 and $36.375, respectively; replacement stock options were granted to Mr. Kever from the same option plan and for the same numbers of shares on March 4, 2002, at an exercise price per share of $10.04.

        See "Interim CEO's Employment Agreements" for information regarding the terms and conditions of Mr. Fendley's prior service as the Company's Interim Chief Executive Officer and Interim Chief Operating Officer.

Information Regarding Stock Ownership

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 2002, by (1) each of the Company's Directors, (2) each of the executive officers named in the Summary Compensation Table below, (3) all executive officers and Directors of the Company as a group, and (4) each person known to the Company who beneficially owns more than five percent of the outstanding shares of Common Stock. The percentages in this table are based on 35,445,129 outstanding shares of Common Stock, exclusive of 1,476,145 shares of Common Stock held as treasury stock by the Company. This table includes shares issuable under stock options which are vested as of December 31, 2002, or exercisable within 60 days of such date.

Beneficial Owner	Number of Shares	Percent
Perkins, Wolf, McDonnel & Company (1) 53 W. Jackson Blvd., Suite 722, Chicago, IL 60604	3,659,250	10.32
Royce & Associates, LLC (2) 1414 Avenue of the Americas, New York, NY 10019	3,561,900	10.05
Massachusetts Financial Services Co. (3) 500 Boylston Street, Boston, MA 02116	2,757,822	7.78
Berger Small Cap Value Fund (4) 210 University Blvd., Suite 900, Denver, CO 80206	2,600,000	7.34
Brown Capital Management, Inc. (5) 1201 N. Calvert Street, Baltimore, MD 21202	1,911,500	5.39
Jurika & Voyles, L.P. (6) 1999 Harrison Street, Suite 700, Oakland, CA 94612	1,850,284	5.22
Waddell & Reed, Financial, Inc. (7) 466 Lexington Avenue, New York, NY 10017	1,837,500	5.18
Mark R. Vipond (8)	208,208	*
Larry G. Fendley (9)	187,666	*
Gregory D. Derkacht (10)	149,999	*
Jeffrey S. Hale (11)	134,537	*
Anthony J. Parkinson (12)	77,000	*
Jim D. Kever (13)	25,320	*
Dennis D. Jorgensen (14)	19,555	*
Roger K. Alexander (15)	16,388	*
Harlan F. Seymour	0	N/a
Frank R. Sanchez	0	N/a
All Directors and current Executive Officers as a group
(13 persons) (16)	1,091,023	3.08

*
Less than 1% of the outstanding Common Stock.
(1)
The number of shares in this table is based on a Schedule 13G dated February 26, 2002, which indicates that Perkins, Wolf, McDonnel & Company has sole investment discretion over 7,650 shares, shared voting power over 3,651,600 shares, sole voting power over 7,650 shares and shared dispositive power over 3,651,600 shares.
(2)
The number of shares in this table is based on a Schedule 13G dated August 31, 2002, which indicates that Royce & Associates, LLC has sole voting and dispositive power over all of these shares.
(3)
The number of shares in this table is based on a Schedule 13G dated February 12, 2001, which indicates that Massachusetts Financial Services Co. has sole investment discretion over 2,757,822 shares, sole voting power over 2,339,742 shares and no voting power over 418,080 shares.

(4)
The number of shares in this table is based on a Schedule 13G dated December 31, 2001, which indicates that Berger Small Cap Value Fund has shared voting power and shared dispositive power over all of these shares. The same Schedule 13G indicates that Perkins, Wolf, McDonnell & Company is the sub investment advisor delegated with investment and voting power over these shares.
(5)
The number of shares in this table is based on a Schedule 13G filed on February 15, 2001, which indicates that Brown Capital Management, Inc. has sole investment discretion over 1,911,500 shares and shared voting power over 1,440,574 shares.
(6)
The number of shares in this table is based on a Schedule 13G dated December 31, 2001, which indicates that Jurika & Voyles, L.P. has shared voting power over 1,404,710 shares and shared dispositive power over 1,850,284 shares.
(7)
The number of shares in this table is based on a Schedule 13G dated March 31, 2002, which indicates that Waddell & Reed, Financial, Inc. and related entities have sole investment discretion and sole voting power over all of these shares.
(8)
Includes 154,032 shares issuable upon exercise of vested stock options and 5,000 shares owned by Mr. Vipond's wife.
(9)
Includes 183,766 shares issuable upon exercise of vested stock options and 900 shares owned by Mr. Fendley's wife.
(10)
Consists of 149,999 shares issuable upon exercise of vested stock options.
(11)
Includes 98,623 shares issuable upon exercise of vested stock options.
(12)
Includes 62,000 shares issuable upon exercise of vested stock options.
(13)
Consists of 25,320 shares issuable upon exercise of vested stock options.
(14)
Consists of 19,555 shares issuable upon exercise of vested stock options.
(15)
Consists of 16.388 shares issuable upon exercise of vested stock options.
(16)
Includes 945,457 shares issuable upon exercise of vested stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of the Securities and Exchange Commission (the "Commission") require the Company's Directors, certain officers and beneficial owners of more than ten percent of the Common Stock to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on behalf of its executive officers on the basis of information obtained from them and review the forms submitted to the Company by its non-employee Directors and beneficial owners of more than ten percent of the Common Stock. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Directors, officers and beneficial owners of more than ten percent of the Common Stock during or with respect to the last fiscal year were filed on time, except that a Form 3 as required to be filed by each of Messrs. Seymour and Sanchez upon their respective appointments to the Company's Board of Directors were each filed late.

Information Regarding Executive Officer Compensation

        The following table sets forth certain compensation information for the fiscal years ended September 30, 2002, 2001, and 2000 as to the former Interim Chief Executive Officer, the current Chief Executive Officer, and the four most highly compensated executive officers during fiscal 2002 (the listed individuals are collectively referred to in this Proxy Statement as the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
Larry G. Fendley Interim Chief Executive Officer	2002 2001 2000	171,353 154,286 —	94,244 — —	1,489 — —	50,000 100,000 —	4,332 3,775 —
Gregory D. Derkacht Chief Executive Officer and President	2002 2001 2000	225,000 — —	104,244 — —	32,789 — —	500,000 — —	4,089 — —
Mark R. Vipond Senior Vice President	2002 2001 2000	230,000 225,000 157,500	134,558 147,974 93,737	— — —	76,000 73,428 27,000	4,117 4,153 4,153
Dennis D. Jorgensen Senior Vice President	2002 2001 2000	200,000 176,000 152,000	195,398 123,626 124,207	24,000 26,855 12,000	62,000 — 12,000	5,215 3,385 190
Anthony J. Parkinson Senior Vice President	2002 2001 2000	200,000 168,750 100,000	116,750 102,256 334,570	— — —	66,000 — 27,000	4,117 4,153 4,153
Jeffrey S. Hale Senior Vice President	2002 2001 2000	150,000 130,000 130,000	111,953 67,534 70,686	— — —	120,057 44,057 27,000	4,117 4,153 4,153

(1)
The Company's executive officers were eligible for quarterly cash incentive compensation amounts. Such incentive compensation amounts were generally based upon achievement of corporate, divisional or product performance objectives including revenue, profit attainment, backlog and/or cash flow.
(2)
For Mr. Fendley this amount consists of the incremental amounts paid by the Company for his personal use of the Company airplane. For Mr. Derkacht this amount includes $26,789 for reimbursement of moving expenses (and the income taxes attributable thereto) and $6,000 for consulting services rendered by Mr. Derkacht between December 3, 2001 and December 7, 2001. For Mr. Jorgensen, this amount consists of a $24,000 annual car allowance.
(3)
Includes options granted under the Company's 1999 and 1996 Stock Option Plans, and further includes those options granted pursuant to the Stock Option Exchange Offer described below.
(4)
Includes contributions made to the Company's 401(k) Retirement Plan. For fiscal 2002, the Company's contributions to the Company's 401(k) Retirement Plan were $4,274 for Mr. Fendley, $4,915 for Mr. Jorgensen and $4,000 for each of Messrs. Derkacht, Vipond, Parkinson and Hale.

Stock Options

        The following tables set forth information concerning stock option grants to the Named Executive Officers during fiscal 2002:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year (%)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name			Exercise Price ($/sh)(2)	Expiration Date
					($) 5%	($) 10%
Larry G. Fendley (1)	50,000	1.25	6.24	10/02/11	196,215	497,248
Gregory D. Derkacht (1)	100,000 200,000 200,000	2.51 5.01 5.01	11.86 9.08 9.08	01/02/12 02/19/12 02/19/12	745,869 1,142,073 1,142,073	1,890,178 2,894,235 2,894,235
Mark R. Vipond	9,000 25,000 40,000 2,000	.23 ..63 1.00 ..05	10.04 10.04 10.28 10.04	03/04/12 03/04/12 05/13/12 03/04/12	56,827 157,853 258,602 12,628	144,011 400,029 655,347 32,002
Dennis D. Jorgensen	20,000 2,000 10,000 30,000	.50 ..05 ..25 ..75	10.04 10.04 10.04 10.28	03/04/12 03/04/12 03/04/12 05/13/12	126,282 12,628 63,141 193,951	320,023 32,002 160,012 491,510
Anthony J. Parkinson	9,000 25,000 30,000 2,000	.23 ..63 ..75 ..05	10.04 10.04 10.28 10.04	03/04/12 03/04/12 05/13/12 03/04/12	56,827 157,853 193,951 12,628	144,011 400,029 491,510 32,002
Jeffrey S. Hale	9,000 37,151 40,000 6,906 25,000 2,000	.23 ..93 1.00 ..17 ..63 ..05	10.04 10.04 10.28 10.04 10.04 10.04	03/04/12 03/04/12 05/13/12 03/04/12 03/04/12 03/04/12	56,827 234,575 258,602 43,605 157,853 12,628	144,011 594,459 655,459 110,504 400,029 32,002

(1)
Mr. Fendley's stock option was granted under the 1996 Stock Option Plan and vests 25% annually upon each anniversary of the grant date. All stock options granted to Mr. Derkacht were granted under the 1999 Stock Option Plan and vest 33 1/3% annually upon each anniversary of the grant date; provided, however, that with respect to 200,000 shares, vesting is subject to acceleration upon the Company meeting certain performance targets and/or the occurrence of certain events.

(2)
All stock options with an exercise price of $10.04 and an expiration date of 03/04/12 were granted under either the 1999 Stock Option Plan or the 1996 Stock Option Plan pursuant to the Stock Option Exchange Offer, and each will vest 1/18th per month at the end of each of 18 months commencing on the date of grant. All stock options having an exercise price of $10.28 and an expiration date of 05/13/02 were granted under the 1999 Stock Option Plan and vest 33 1/3% annually upon each anniversary of the grant date.

(3)
The potential realizable dollar value of a stock option is the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of one plus the assumed rate of appreciation compounded annually over the term of the stock option and (ii) the per-share exercise price of the stock option and (b) the number of securities underlying the stock option at the end of fiscal 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable			Exercisable/ Unexercisable(1)
Larry G. Fendley	0	0	181,366	/	6,884	0	/	0
Gregory D. Derkacht	0	0	0	/	500,000	0	/	0
Mark R. Vipond	0	0	120,516	/	113,912	0	/	0
Dennis D. Jorgensen	0	0	10,667	/	57,333	0	/	0
Anthony J. Parkinson	0	0	52,000	/	54,000	0	/	0
Jeffrey S. Hale	0	0	76,386	/	93,371	17,155	/	0

(1)
"In-the-Money" stock options are those stock options outstanding at the end of the last fiscal year for which the fair market value (closing bid price per the NASDAQ National Market) of the Common Stock at the end of the last fiscal year ($6.15 per share on September 30, 2002) exceeded the exercise price of the stock options. This table includes stock options that were granted pursuant to the terms of the Company's Stock Option Exchange Offer.

Stock Option Exchange Offer

        On August 1, 2001, the Company announced a voluntary stock option exchange program (the "Exchange Program") offering to exchange all outstanding options to purchase shares of the Company's Common Stock granted under the 1994 Stock Option Plan, 1996 Stock Option Plan and 1999 Stock Option Plan held by eligible employees or eligible non-employee Directors for new options under the same option plans. The Exchange Program required any person tendering an option grant for exchange to also tender all subsequent option grants with a lower exercise price received by that person during the six months immediately prior to the date the options accepted for exchange were cancelled. Options to acquire a total of 3,089,100 shares of the Company's Common Stock with exercise prices ranging from $2.50 to $45.00 were eligible to be exchanged under the Exchange Program. The offer expired on August 28, 2001, and the Company cancelled 1,946,550 shares tendered by 578 optionholders. As a result of the Exchange Program the Company granted replacement stock options to acquire 1,823,000 shares of the Company's Common Stock at an exercise price of $10.04. The difference between the number of shares cancelled and the number of shares granted relates to options cancelled by employees who terminated their employment with the Company between the cancellation date and regrant date. The exercise price of the replacement options was the fair market value of the Company's Common Stock on the grant date of the new options, which was March 4, 2002 (a date at least six months and one day after the date of cancellation). The new shares have a vesting schedule of 1/18 per month beginning on the grant date of the new options, except for options tendered by executive officers under the 1994 Stock Option Plan, which vest 25% annually on each anniversary of the grant date of the new options. The Exchange Program was designed to comply with Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," for fixed plan accounting.

        To following table reflects the participation of each Named Executive Officer in the Exchange Program:

TEN-YEAR OPTION REPRICINGS

Name and Principal Position	Date	Number of Securities Underlying Options Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Mark R. Vipond Senior Vice President	03/04/02 03/04/02 03/04/02	9,000 25,000 2,000	10.04 10.04 10.04	30.875 25.938 25.0625	10.04 10.04 10.04	7 years, 1 month, 19 days 7 years, 11 months, 18 days 7 years, 7 months, 15 days
Dennis D. Jorgensen Senior Vice President	03/04/02 03/04/02 03/04/02	20,000 2,000 10,000	10.04 10.04 10.04	37.50 25.0625 25.938	10.04 10.04 10.04	6 years, 8 months, 27 days 7 years, 7 months, 15 days 7 years, 11 months, 18 days
Anthony J. Parkinson Senior Vice President	03/04/02 03/04/02 03/04/02	9,000 25,000 2,000	10.04 10.04 10.04	30.875 25.938 25.0625	10.04 10.04 10.04	7 years, 1 month, 19 days 7 years, 11 months, 18 days 7 years, 7 months, 15 days
Jeffrey S. Hale Senior Vice President	03/04/02 03/04/02 03/04/02 03/04/02 03/04/02	9,000 37,151 6,906 25,000 2,000	10.04 10.04 10.04 10.04 10.04	30.875 13.875 13.875 25.938 25.0625	10.04 10.04 10.04 10.04 10.04	7 years, 1 month, 19 days 8 years, 8 months, 6 days 8 years, 8 months, 6 days 7 years, 11 months, 18 days 7 years, 7 months, 15 days

Current CEO's Employment Agreement

        On December 3, 2001, the Company entered into an Employment Agreement with Mr. Derkacht, a nominee to the Board of Directors. The Employment Agreement provides for the appointment of Mr. Derkacht as President and Chief Executive Officer of the Company for a three-year term commencing January 2, 2002. The term will be automatically extended for successive one-year terms, unless either the Company or Mr. Derkacht gives notice at least 90 days prior to the expiration of the term of an intention to terminate the Employment Agreement. Under the Employment Agreement, Mr. Derkacht will be paid a base salary of $300,000 per annum and entitled to participate in a management incentive compensation program that could provide additional targeted compensation of $37,500 each quarter the Company achieves certain financial results. The quarterly management incentive compensation payouts will vary within a range of 0% to 150% of the targeted compensation based on the actual financial performance of the Company. The base salary and management incentive compensation may be increased during the term but may not be decreased unless, under certain circumstances, there is a pro rata across-the-board decrease for all executive level management employees of the Company. Mr. Derkacht's employment may be terminated for cause, deemed for the purposes of the Employment Agreement to exist if the Board, in good faith, determines that Mr. Derkacht has engaged in gross and flagrant non-performance, misconduct or negligence of his duties or gross and flagrant dishonesty relating to the business of the Company. If Mr. Derkacht's employment is terminated without cause, he will be entitled to a lump-sum payment of $150,000. If the Company experiences a "change in control" while Mr. Derkacht is employed and his employment is terminated within two years after the "change in control," Mr. Derkacht will be entitled, with certain exceptions, to receive a lump-sum payment equal to 100% of his annual base salary.

        Pursuant to the Employment Agreement, on January 2, 2002, Mr. Derkacht was granted a stock option under the Company's 1999 Stock Option Plan to purchase 100,000 shares of Common Stock at an exercise price of $11.86 per share, the market price of the Common Stock on the date of grant. On February 19, 2002, Mr. Derkacht was granted options to purchase an aggregate of 400,000 shares of Common Stock at an exercise price of $9.80 per share, the market price of the shares on the date of grant. All stock options granted to Mr. Derkacht will vest 33 1/3% per year at the end of each of three years commencing on the date of grant; provided, however, that with respect to 200,000 shares of Common Stock, vesting is subject to acceleration upon the Company meeting certain performance targets and/or the occurrence of certain events.

Interim CEO's Employment Agreements

        Effective May 1, 2001, the Company entered into an employment agreement with Mr. Fendley pursuant to which Mr. Fendley agreed to serve as Interim Chief Executive Officer. The agreement required the Company to pay Mr. Fendley a base salary of $30,000 per month, reimburse Mr. Fendley for all reasonable and documented business expenses and permitted Mr. Fendley and his dependents to participate in the Company's benefit plans. Mr. Fendley agreed to certain non-competition and non-solicitation provisions pursuant to the agreement. Effective October 2, 2001, the Company and Mr. Fendley entered into a second employment agreement upon substantially the same terms and conditions as were provided in the earlier agreement. However, Mr. Fendley and the Company agreed that Mr. Fendley would serve for two consecutive terms of three months pursuant to the second agreement. During the initial term, Mr. Fendley agreed to devote all of his business time to the Company; and during the subsequent term, Mr. Fendley agreed to work the number of hours as may be requested by the Chairman of the Board. Additionally, Mr. Fendley was eligible under the second agreement to receive targeted management incentive compensation of $45,000 per quarter with respect to the fiscal quarters ending December 31, 2001 and March 31, 2002; additionally, Mr. Fendley received a $45,000 cash bonus with respect to the fiscal year ended September 30, 2001. Pursuant to and for the remaining term of the second agreement, Mr. Fendley accepted the position of Interim Chief Operating Officer effective upon the appointment of Mr. Derkacht as Chief Executive Officer in January 2002. Upon the scheduled termination of the second agreement on March 15, 2002, Mr. Fendley ceased to serve as an executive officer of the Company and has thereafter served exclusively as a member of the Company's Board of Directors.

Severance Compensation Agreements

        The Company has entered into Severance Compensation Agreements (the "Severance Agreements") with certain Named Executive Officers (Mark R. Vipond, Anthony J. Parkinson, Dennis D. Jorgenson and Jeffrey S. Hale) and 12 other employees. The following is a summary of the Severance Agreements, copies of which were attached as Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999. Terms capitalized in the following summary have the meaning set forth in the Severance Agreements.

        Generally, the Severance Agreements provide that if there is a Change in Control of the Company and the employee's employment with the Company is subsequently terminated within two years after the Change in Control, other than as a result of death, retirement, termination by the Company for Cause or the employee's decision to terminate employment other than for Good Reason, the employee will be entitled to receive from the Company certain payments and benefits. These payments and benefits include (1) a lump-sum payment equal to, in the case of one employee, two times the average Compensation of the employee during the two most recent fiscal years of the Company ending prior to the Date of Termination, or in the case of the Named Executive Officers and the other 11 employees, one times the average Compensation of the employee during the two most recent fiscal years of the Company ending prior to the Date of Termination; (2) earned but unpaid base salary through the Date of Termination; (3) a quarterly incentive award for the current fiscal quarter prorated through the Date of Termination equal to the greater of the quarterly incentive award made to the employee for the most recent fiscal quarter ending prior to the Date of Termination or the average quarterly incentive award made to the employee for the most recent three fiscal years ending prior to the Date of Termination; (4) interest on the amounts described in (1), (2) and (3); and (4) unless the employee's termination of employment is the result of the employee's Disability, continued participation at the Company's cost in employee benefit plans available to Company employees generally in which the employee was participating, until the earlier of receiving equivalent benefits from a subsequent employer or two years from the Date of Termination.

        Compensation payable under the Severance Agreements generally includes compensation includable in the gross income of the employee, but excluding amounts realized on the exercise of non-qualified stock options, amounts realized from the sale of stock acquired under an incentive stock option or an employee stock purchase plan and compensation deferrals made pursuant to any plan or arrangement maintained by the Company. In no event will the amounts payable be less than two times the employee's annual rate of base salary at the higher of the annual rate in effect (1) immediately prior to the Date of Termination or (2) on the date six months prior to the Date of Termination.

        Under the Severance Agreements, in the event of a Change in Control, unvested awards and benefits (other than stock options or awards) allocated to the employee under Incentive Plans shall fully vest and become payable in cash.

        The Severance Agreements provide that in the event any payment by the Company would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the employee with respect to such excise tax, then the employee will be entitled to an additional payment in an amount such that, after payment by the employee of all taxes, the employee is in the same after-tax position as if no excise tax had been imposed.

        Under the Severance Agreements, the Company agrees to indemnify the employee to the fullest extent permitted by law if the employee is a party or threatened to be made a party to any action, suit or proceeding in which the employee is involved by reason of the fact that the employee is or was a Director or officer of the Company, by reason of any action taken by him or of any action on his part while acting as Director or officer of the Company or by reason of the fact that he is or was serving at the request of the Company as a Director, officer, employee or agent of another enterprise. The Company also agrees to obtain and maintain a directors' and officers' liability insurance policy covering the employee.

        The Severance Agreements terminate upon the earlier of (1) termination of employment for any reason prior to a Change in Control or (2) three years after the date of a Change in Control.

Non-Compete Agreements

        Each of Messrs. Parkinson, Hale, and Vipond, together with certain other employees of the Company, are parties to the Stock and Warrant Holders Agreement, dated as of December 31, 1993, whereby each has agreed not to compete with the Company for so long as he is employed by the Company. At the election of the Company, the non-compete agreement may be extended for two years after termination of employment provided that, with respect to Messrs. Parkinson and Hale, the Company pays for a period of two years, in accordance with the Company's normal pay periods, 100% of the employee's average annual compensation, defined to be the average annual compensation (consisting of salary and cash compensation pursuant to incentive plans), for the three calendar years preceding the date of termination. The Company may elect to extend the non-compete agreement with respect to Mr.Vipond and one other employee of the company for a period of two years upon the same terms except that the Company is obligated to pay only 50% of the average annual compensation if termination of employment is voluntary or for cause.

REPORT OF THE AUDIT COMMITTEE

        The Company has a standing Audit Committee (the "Audit Committee") of the Board of Directors. During fiscal 2002, the Audit Committee members were Messrs. Kever and Alexander, each having served for the entire fiscal year, Charles E. Noell, III, a former Director who served from the beginning of fiscal 2002 to December 2001, Gregory J. Duman, a former Director who served from January 29, 2002 to May 8, 2002, and Mr. Sanchez, who served from May 8, 2002 to the end of the fiscal 2002. Except for Mr. Duman, each of the Directors was "independent" as defined in Rule 4200(a) of the National Association of Securities Dealers' ("NASD") listing standards. In accordance with the Company's bylaws, and the provisions of NASD Rule 4250 permitting the appointment of one director who is not independent, following the resignation of Mr. Noell in December 2001, the Company appointed Mr. Duman, a former employee who previously served as the Company's Chief Financial Officer, to the Audit

Committee on an interim basis pending the appointment of an additional independent director to the Company's Board of Directors. Following the May 2002 appointment of Mr. Sanchez to the Board of Directors and Audit Committee, Mr. Duman resigned from the Audit Committee. The Audit Committee operates pursuant to a charter (the "Audit Committee Charter") approved and adopted by the Board. A copy of the Audit Committee Charter was attached to the Company's proxy statement sent to stockholders with respect to its 2001 Annual Meeting. The Audit Committee held eight meetings during fiscal 2002. Each member of the Audit Committee attended each meeting during the period that he served on the committee.

        The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process. Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements and the footnotes thereto in the Company's Annual Report on Form 10-K for fiscal 2002 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

        The Company's outside independent public accountants, KPMG LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements, in all material respects, to accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company's independent public accountants under Statement on Auditing Standards No. 61, as amended. The Company's independent public accountants have expressed the opinion that the Company's audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent public accountants have full and free access to the Audit Committee.

        The Audit Committee discussed with the Company's independent public accountants their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent public accountants' independence required by the Independence Standards Board Standard No. 1.

        The Audit Committee discussed with the Company's independent public accountants the overall scope and plans for their audit. The Audit Committee met with the independent public accountants to discuss the results of their audit, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the selection of KPMG LLP to serve as the Company's independent public accountants for the fiscal year ending September 30, 2003.

MEMBERS OF THE AUDIT COMMITTEE

Roger K. Alexander
Jim D. Kever
Frank R. Sanchez

REPORT OF THE COMPENSATION COMMITTEE

        The Company has a standing Compensation Committee (the "Compensation Committee") of the Board of Directors. The Compensation Committee consisted of Messrs. Kever and Alexander, each having served for all of fiscal 2002, Mr. Fendley, who served from the beginning of fiscal 2002 until August 2002, and Mr. Seymour, who served from August 2002 to the end of the fiscal 2002. The Compensation Committee approves base salary and incentive compensation for, and addresses all other compensation matters with respect to, all executive officers. During fiscal 2002, the Compensation Committee did not hold any meetings in person and acted by unanimous written consent three times.

        The Company's executive compensation program consists of base salaries and annual incentive plans. The Company's compensation program is intended to provide executive officers with overall levels of compensation opportunity that are competitive within the software and computer services industries, as well as within a broader spectrum of companies of comparable size and complexity. The Company's compensation program is structured and administered to support the Company's business mission and generate favorable returns for its stockholders.

        Base Salary.    Each executive officer's base salary, except the Chief Executive Officer's salary, is based on the recommendation of the Chief Executive Officer to the Compensation Committee. Such recommendations are derived primarily through a comparison of industry and competitive labor markets for executive officer services from surveys conducted by Culpepper and Associates, Inc. ("Culpepper"). Base salaries recommended are slightly lower than the average of other comparably-sized software companies, based upon the information provided in the Culpepper surveys. Other factors in formulating base salary recommendations include the level of an executive's compensation in relation to other executives in the Company with the same, more and less responsibilities, the performance of the particular executive's business unit or department in relation to established strategic plans, the Company's operating budget for the year and the overall performance of the Company.

        Incentive Compensation Plan.    For each executive officer, an incentive compensation plan is established at the beginning of each fiscal year in connection with the Company's strategic plans and annual operating budgets. The Chief Executive Officer provides recommendations to the Compensation Committee for incentive compensation for each executive officer, exclusive of himself. The level of incentive compensation recommended for each executive officer is derived through a comparison of industry and competitive labor markets from surveys conducted by Culpepper. The incentive compensation recommended approximates the average of other comparably-sized software companies, based upon the information provided in the Culpepper surveys. Under the Company's incentive compensation plans, an executive's potential incentive payment is related to the revenue, profit attainment, backlog, cash flow and/or the financial performance of an executive's division or department. The incentive compensation earned during fiscal 2002 by the Company's executive officers slightly exceeded targeted levels established for four executive officers and fell slightly short of targeted levels for the other four executive officers.

        Current CEO's Compensation.    Compensation of the Chief Executive Officer, Mr. Derkacht, who has served as the Company's Chief Executive Officer since January 2, 2002, was based on the same criteria used for executive officers generally, as described above. As compared to industry surveys conducted by Culpepper, Mr. Derkacht's annualized base salary was approximately 28% lower than the average, and his total annualized compensation approximated the average of comparably-sized software companies, based upon the information provided in the Culpepper surveys.

        Interim CEO's Compensation.    Compensation for the Interim Chief Executive Officer, Mr. Fendley, who served as the Company's Interim Chief Executive Officer from May 1, 2001 until January 1, 2002, was based on the same criteria used for executive officers generally. As compared to industry surveys conducted by Culpepper, Mr. Fendley's annualized base salary was approximately 11% lower than the average and his total annualized compensation approximated the average of comparably-sized software companies, based upon the information provided in the Culpepper surveys.

        Stock Option Exchange Offer.    On August 1, 2002, the Company announced a voluntary stock option exchange program offering to exchange all outstanding options to purchase shares of the Common Stock granted under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1999 Stock Option Plan, collectively referred to in this report as the "Option Plans." The Option Plans are intended to provide retention and performance incentives for employees and Directors. The Board of Directors, including members of the Compensation Committee serving at that time, determined that the vast majority of the options outstanding under the Option Plans, whether or not they were then currently exercisable, had exercise prices that were significantly higher than the then current market price of the Common Stock. The Board recognized that the options were unlikely to be exercised in the foreseeable future and determined that the Company should provide its employees and Directors with the benefit of owning options that over time may have a greater potential to increase in value, create better retention and performance incentives for those individuals and thereby maximize stockholder value. Accordingly, the Board authorized the Company to tender an offer to exchange outstanding options for new options that were designed to (1) have an exercise price equal to the fair market value of the Common Stock on the date that the Company granted new options and (2) begin vesting one month after the grant date. However, in order to assure that the option exchange program served its primary purposes of assuring the continued service of key employees and Directors and helping to create stockholder value, several limitations were imposed. First, no participant was eligible to receive a replacement option for his or her cancelled option unless that individual continued in the Company's employment until the grant date of the replacement option. Also, the program was designed to comply with FASB Interpretation No. 44 for fixed plan accounting. The Board believed that the program struck an appropriate balance between the interests of the Company's employees and Directors and those of the shareholders.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company has no current plan to pay any of its executive officers annual compensation over $1,000,000 and it currently intends to structure the performance-based portion of the compensation of its other executive officers in a manner that complies with this statute.

MEMBERS OF THE COMPENSATION COMMITTEE
Roger K. Alexander
Jim D. Kever
Harlan F. Seymour

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during the fiscal 2002 were Messrs. Alexander, Kever, Fendley and Seymour. Except for Mr. Fendley, who was an officer of the Company from the beginning of fiscal 2002 until March 15, 2002, none of these individuals was at any time during fiscal 2002, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Performance Graph

        In accordance with applicable Securities and Exchange Commission rules, the following table shows a line-graph presentation comparing cumulative stockholder return on an indexed basis with a broad equity market index and either a nationally-recognized industry standard or an index of peer companies selected by the Company. The Company has selected the S&P 500 Index and the NASDAQ Computer & Data Processing Services Index for comparison.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG TRANSACTION SYSTEMS ARCHITECTS, INC., THE S&P 500 INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

OTHER MATTERS

        The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

Independent Accountants

        The Audit Committee of the Company's Board of Directors annually considers and recommends to the Board the selection of its independent public accountants. On May 29, 2002, as recommended by the Company's Audit Committee, the Board of Directors decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants and engaged KPMG LLP to serve as its independent public accountants for the fiscal year ending September 30, 2002.

        Arthur Andersen's reports on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the Company's two most recent fiscal years and through May 29, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable items as defined in Item 304(a)(1)(v) of Regulation S-K.

        The Company provided Arthur Andersen with a copy of the foregoing disclosures. Arthur Andersen provided a letter, dated June 5, 2002, stating its agreement with such statements.

        During the two most recent fiscal years and through May 29, 2002, TSA did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements for fiscal 2002 and the re-audit of the Company's annual consolidated financial statements for fiscal 2001 and 2000 totaled approximately $3.0 million.

        Financial Information Systems Design and Implementation Fees.    There were no fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for fiscal 2002.

        All Other Fees.    The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for fiscal 2002 totaled approximately $90,000.

        The Audit Committee has considered whether the provision of the services by KPMG LLP, as described above in "All Other Fees," is compatible with maintaining the principal accountant's independence.

        Representatives of KPMG LLP are expected to be present at the Annual Meeting, to make a statement should they so desire and to respond to appropriate questions.

Stockholder Proposals

        Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Corporate Secretary's office, 224 South 108th Avenue, Omaha, Nebraska 68154, no later than September 26, 2003, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

        Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a stockholder proposal to be raised at its next Annual Meeting in accordance with the requirements of the Company's By-laws, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the stockholder proposal without any discussion of the matter in the proxy statement. The Company's By-laws provide that written notice of a stockholder proposal must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company not less than 80 days prior to the meeting; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The stockholder's notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (2) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (3) the class and number of shares of the Company which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business. The Company's By-laws also provide that the chairman of an Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the Annual Meeting, and if he should so determine, such business shall not be transacted.

By Order of the Board of Directors,

David P. Stokes Secretary

TRANSACTION SYSTEMS ARCHITECTS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, February 27, 2003
10:00 a.m.

TRANSACTION SYSTEMS ARCHITECTS, INC.
230 South 108th Avenue
Omaha, Nebraska 68154

Transaction Systems Architects, Inc. 230 South 108th Avenue, Omaha, Nebraska 68154	Proxy Card

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 27, 2003.

The undersigned hereby appoints Gregory D. Derkacht, Dwight G. Hanson, and David P. Stokes (collectively referred to as the "Named Proxies"), and each of them, with power to appoint a substitute, to vote, in accordance with the specifications appearing below, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Transaction Systems Architects, Inc., a Delaware corporation, to be held on Thursday, February 27, 2003, at 10:00 a.m. CST (Omaha time) at the offices of the Company at 230 South 108th Avenue, Omaha, Nebraska, and at all adjournments thereof, and, in their discretion, upon all other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof, and hereby revokes all former proxies. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions

COMPANY #
CONTROL #

There are three ways to vote your proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

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  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. CST (Minneapolis and Omaha Time) on February 26, 2002.

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  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located in the box above.

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  Follow the simple instructions the voice provides you.

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  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. CST (Minneapolis and Omaha Time) February 26, 2002.

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  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located in the box above, to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Transaction Systems Architects, Inc., c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

/_\    Please detach here    /_\

The Board of Directors recommends a vote FOR Proposal 1.

DIRECTORS
1.	Election of directors:	01	Harlan F. Seymour	02	Frank R. Sanchez	☐	FOR all	☐	WITHHOLD all
		03	Jim D. Kever	04	Roger K. Alexander		nominees		nominees
		05	Gregory D. Derkacht

(To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED ONLY AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR  EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change?    Mark Box ☐        Indicate changes below:

Dated:	, 2003

Signature (If there are co-owners both must sign)

Please sign exactly as your name(s) appear on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should use full name of corporation and title of authorized officer signing the proxy card.

QuickLinks

Notice of Annual Meeting of Stockholders
PROPOSAL 1
SUMMARY COMPENSATION TABLE